Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) the Registration Statement on Form S−3 (No. 333−82666) and related prospectus pertaining to the Dividend Reinvestment Plan of Hersha Hospitality Trust and Subsidiaries (“HHT”), (b) the Registration Statement on Form S−3 (No. 333−113058) and related prospectus pertaining to the resale of common shares by various shareholders, (c) the Registration Statement on Form S−3 (No. 333−113227) and related prospectus pertaining to the resale of common shares by CNL Hospitality Properties, L.P. and its transferees, (d) the Registration Statement on Form S−3 (No. 333−113061) registering for offer and sale $200 million of common shares, preferred shares and debt securities of HHT and (e) the Registration Statement on Form S−8 (No. 333−122657) and related prospectus pertaining to the issuance of common shares pursuant to the Hersha Hospitality Trust 2004 Equity Incentive Plan, of our report dated March 10, 2006, with respect to the financial statements of Affordable Hospitality Associates, L.P. and Metro JFK Associates, LLC included in this Amendment No. 1 to the Current Report on Form 8-K dated February 15, 2006.

REZNICK GROUP, P.C.

Baltimore, Maryland
April 5, 2006